Exhibit 8.1

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of ___________ __, 2017 (this “Escrow Agreement”), is by and between Rebuild Miami-Edgewater, LLC, a Florida limited liability limited partnership (the “Issuer”), and Ocean Bank, a Florida state banking corporation, as escrow agent (the “Escrow Agent”).

BACKGROUND

WHEREAS, the Issuer is offering up to a maximum of Fifty Million Dollars and 00/100 ($50,000,000) (the “Maximum Amount”) of 85 notes (the “Notes”) in accordance with Regulation A (the “Offering”), pursuant to an Offering Circular (the “Offering Document”) being prepared by the Issuer. The minimum offering amount is Fifteen Million Dollars and 00/100 ($15,000,000) (the “Minimum Offering”).

WHEREAS, in accordance with the Offering Document, subscribers for the Notes (the “Subscribers” and individually, a “Subscriber”) will be required to submit full payment for their respective investments at the time they enter into subscription agreements.

WHEREAS, in accordance with the Offering Document, all payments up to the Minimum Offering received by the Issuer in connection with subscriptions for Notes shall be promptly forwarded to the Escrow Agent, and the Escrow Agent has agreed to accept, hold, and disburse such funds deposited with it in accordance with the terms of this Escrow Agreement.

WHEREAS, in order to establish the escrow of funds and to effect the provisions of the Offering Document, the parties hereto have entered into this Escrow Agreement.

STATEMENT OF AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.             Recitals. The foregoing recitals are true and correct and are incorporated by reference herein.

2.             Definitions. In addition to the terms defined above, the following terms shall have the following meanings when used herein:

“Cash Investment” shall mean the purchase price of the Notes to be purchased by any Subscriber as set forth in the Offering Document.

“Cash Investment Instrument” shall mean a wire, check, money order or similar instrument, made payable to or endorsed to the Escrow Agent in the manner described in Section 3(c) hereof, in full payment for the Notes to be purchased by any Subscriber.

“Escrow Funds” shall mean the funds deposited with the Escrow Agent pursuant to this Escrow Agreement, together with any interest and other income thereon, if any.

“Expiration Date” means the date so designated on Exhibit A.

“Minimum Offering” shall mean the number or amount of Notes so designated on Exhibit A attached hereto.

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“Subscription Accounting” shall mean an accounting of all subscriptions for Notes received and accepted by the Issuer as of the date of such accounting, indicating for each subscription the Subscriber’s name, social security number and address, the number and total purchase price of subscribed Notes, the date of receipt by the Issuer of the Cash Investment Instrument, and notations of any nonpayment of the Cash Investment Instrument submitted with such subscription, any withdrawal of such subscription by the Subscriber, any rejection of such subscription by the Issuer, or other termination, for whatever reason, of such subscription.

3.             Appointment of and Acceptance by Escrow Agent. The Issuer hereby appoints the Escrow Agent to serve as escrow agent hereunder, and the Escrow Agent hereby accepts such appointment in accordance with the terms of this Escrow Agreement.

4.             Deposits into Escrow.

(a)                Cash Investment Instruments. Upon receipt by the Issuer or any of its authorized agents of any Cash Investment Instrument for the purchase of Notes, the Issuer or any of its authorized agents shall forward to the Escrow Agent, by 12:00 noon on the next business day, the Cash Investment Instrument for deposit into the escrow account of the Escrow Agent described on Exhibit A hereto. ALL FUNDS SO DEPOSITED SHALL REMAIN THE PROPERTY OF THE SUBSCRIBERS ACCORDING TO THEIR RESPECTIVE INTERESTS AND SHALL NOT BE SUBJECT TO ANY LIEN OR CHARGE BY THE ESCROW AGENT OR BY JUDGMENT OR CREDITORS' CLAIMS AGAINST THE ISSUER UNTIL RELEASED OR ELIGIBLE TO BE RELEASED TO THE ISSUER IN ACCORDANCE WITH SECTION 5(a) HEREOF.

(b)                Collection Requirements. The Issuer understands and agree that all Cash Investment Instruments received by the Escrow Agent hereunder are subject to collection requirements of presentment and final payment, and that the funds represented thereby cannot be drawn upon or disbursed until such time as final payment has been made and is no longer subject to dishonor. Upon receipt, the Escrow Agent shall process each Cash Investment Instrument for collection, and the proceeds thereof shall be held as part of the Escrow Funds until disbursed in accordance with Section 5 hereof. If, upon presentment for payment, any Cash Investment Instrument is dishonored, the Escrow Agent’s sole obligation shall be to notify the Issuer of such dishonor and to return such Cash Investment Instrument to the Issuer. Notwithstanding the foregoing, if for any reason any Cash Investment Instrument is uncollectible after payment or disbursement of the funds represented thereby has been made by the Escrow Agent, the Issuer shall immediately reimburse the Escrow Agent upon receipt from the Escrow Agent of written notice thereof.

(c)                Cash Investment Instruments. Upon receipt of any Cash Investment Instrument that represents payment of an amount less than or greater than the Cash Investment, the Escrow Agent's sole obligation shall be to notify the Issuer of such fact and to return such Cash Investment Instrument to the Issuer. All Cash Investment Instruments shall be made payable to the order of, or endorsed to the order of, “Ocean Bank, as Escrow Agent, for Rebuild Miami-Edgewater, LLC,” and the Escrow Agent shall not be obligated to accept, or present for payment, any Cash Investment Instrument that is not payable or endorsed in that manner.

(d)                Daily Notice. The Escrow Agent shall notify the Issuer via facsimile transmission at the close of each business day prior to the Expiration Date the amount and type of any Cash Investment Instrument received by the Escrow Agent on such day and in aggregate to date, which has not previously been disbursed to the Issuer or its authorized agents.

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5.             Disbursements of Escrow Funds.

(a)                Completion of Minimum Offering. Subject to the provisions of Section 10 hereof, upon the successful completion of raising the Minimum Offering, the Escrow Agent shall disburse the Escrow Funds as instructed by the Issuer, by certified or bank check or by wire transfer, no later than one (1) business day, and for all other forms of transfer no later than five (5) business days, following receipt of the following documents:

(1)       A letter executed by the Issuer authorizing the release of funds; and

(2)       Such other certificates, notices or other documents as the Escrow Agent shall reasonably require.

Notwithstanding the foregoing, the Escrow Agent shall not be obligated to disburse the Escrow Funds to the Issuer if the Escrow Agent has reason to believe that (A) Cash Investment Instruments in full payment for that number of Notes equal to or greater than the Minimum Offering have not been received, deposited with and collected by the Escrow Agent, or (B) any of the certifications described herein are incorrect or incomplete.

(b)                Rejection of Any Subscription or Termination of the Offering. No later than ten (10) business days after receipt by the Escrow Agent of written notice (i) from the Issuer that it intends to reject a Subscriber’s subscription, (ii) from the Issuer that there will be no closing of the sale of Notes to Subscribers, or (iii) from the Securities and Exchange Commission or any other federal or state regulatory authority that a stop or similar order has been issued with respect to the Offering Document and has remained in effect for at least twenty (20) days, the Escrow Agent shall return to the applicable Subscriber(s), by certified or bank check and by first-class mail, the amount of the Cash Investment paid by each Subscriber without interest on the Escrow Funds in the manner set forth on Exhibit A hereto.

(c)                Account Status. Upon disbursement of the funds set forth in this section, the Escrow Agent shall provide a letter of reconciliation of the trial balance supporting the zero balance in the escrow account.

(d)                Expiration of Offering Period. Notwithstanding anything to the contrary contained herein, if the Escrow Agent shall not have received notice that the Minimum Offering has been completed on or before the Expiration Date, the Escrow Agent shall, within thirty (30) business days after the Expiration Date and without any further instruction or direction from the Issuer, return to each Subscriber, by certified or bank check and by first-class mail, the Cash Investment made by such Subscriber

6.             Suspension of Performance or Disbursement Into Court. If, at any time, (i) there shall exist any dispute between the Issuer and the Escrow Agent, any Subscriber or any other person with respect to the holding or disposition of all or any portion of the Escrow Funds or any other obligations of the Escrow Agent hereunder, or (ii) if at any time the Escrow Agent is unable to determine, to the Escrow Agent’s sole satisfaction, the proper disposition of all or any portion of the Escrow Funds or the Escrow Agent’s proper actions with respect to its obligations hereunder, or (iii) if the Issuer has not within thirty (30) days of the furnishing by the Escrow Agent of a notice of resignation pursuant to Section 8 hereof appointed a successor the Escrow Agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a)       suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor escrow agent shall have been appointed (as the case may be).

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(b)       petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to the Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court all funds held by it in the Escrow Funds for holding and disposition in accordance with the instructions of such court.

The Escrow Agent shall have no liability to the Issuer, any Subscriber or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Funds or any delay in or with respect to any other action required or requested of the Escrow Agent.

7.             Investment of Funds. Escrow Funds will remain uninvested.

8.             Resignation of Escrow Agent. The Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving ten (10) days prior written notice to the Issuer specifying a date when such resignation shall take effect. Upon any such notice of resignation, the Issuer shall appoint a successor the Escrow Agent hereunder prior to the effective date of such resignation. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall transfer all Escrow Funds to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after payment by the Issuer or deduction from Escrow Funds (to the extent of the Issuer’s rights therein) of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any retiring Escrow Agent’s resignation, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s corporate trust line of business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

9.             Liability of Escrow Agent.

(a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement, including without limitation the Offering Document. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to the Issuer or any Subscriber. The Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Funds in accordance with the terms of this Escrow Agreement. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. The Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages (including, but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Escrow Agreement or the Offering Document, or to appear in, prosecute or defend any such legal action or proceeding. Without limiting the generality of the foregoing, the Escrow Agent shall not be responsible for or required to enforce any of the terms or conditions of any subscription agreement with any Subscriber or any other agreement between the Issuer or any Subscriber. The Escrow Agent shall not be responsible or liable in any manner for the performance by the Issuer or any Subscriber of their respective obligations under any subscription agreement nor shall the Escrow Agent be responsible or liable in any manner for the failure of the Issuer or any third party (including any Subscriber) to honor any of the provisions of this Escrow Agreement. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. The Issuer shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

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(b)       The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or processes entered by any court with respect to the Escrow Funds, without determination by the Escrow Agent of such court's jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

10.           Indemnification of Escrow Agent. From and at all times after the date of this Escrow Agreement, the Issuer shall, to the fullest extent permitted by law, defend, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (each, an “Indemnified Party”, and collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation, the Issuer, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by the Issuer. The obligations of the Issuer under this Section 10 shall survive any termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

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11.           Compensation to Escrow Agent. The Issuer shall compensate the Escrow Agent for its services hereunder in accordance with Exhibit A attached hereto and, in addition, shall reimburse the Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys’ fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. The additional provisions and information set forth on Exhibit A are hereby incorporated by this reference, and form a part of this Escrow Agreement. All of the compensation and reimbursement obligations set forth in this Section 11 shall be payable by the Issuer upon demand by the Escrow Agent. The obligations of the Issuer under this Section 11 shall survive any termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

12.           Representations and Warranties. The Issuer hereby represents, warrants and covenants to the Escrow Agent each of the following:

(a)                that it has full power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder;

(b)                that the status of the Escrow Agent is that of agent only for the limited purposes set forth herein;

(c)                that no representation or implication shall be made that the Escrow Agent has investigated the desirability or advisability of an investment in the Notes nor has the Escrow Agent approved, endorsed or passed upon the merits of the investment therein and that the name of the Escrow Agent has not and shall not be used in any manner in connection with the offer or sale of the Notes other than to state that the Escrow Agent has agreed to serve as escrow agent for the limited purposes set forth herein;

(d)                that no party other than the parties hereto and the prospective Subscribers have, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof and that no financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof; and

(e)                that the deposit with the Escrow Agent of Cash Investment Instruments pursuant to Section 4 hereof shall be deemed a representation and warranty by the Issuer that such Cash Investment Instrument represents a bona fide sale to the Subscriber described therein of the amount of Notes set forth therein, subject to and in accordance with the terms of the Offering Document.

13.           Identifying Information. The Issuer acknowledges that a portion of the identifying information set forth on Exhibit A is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and the Issuer agrees to provide any additional information requested by the Escrow Agent in connection with the Act or any similar legislation or regulation to which the Escrow Agent is subject, in a timely manner. The Issuer represents that its respective identifying information set forth on Exhibit A, including without limitation, its Taxpayer Identification Number assigned by the Internal Revenue Service or any other taxing authority, is true and complete on the date hereof and will be true and complete at the time of any disbursement of the Escrow Funds.

14.           Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Escrow Agreement, the parties hereto agree that the U.S. District Court for the Southern District of Florida all have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties agree that State courts located in Palm Beach County shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

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15.           Notice. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given when the writing is delivered if given or delivered by hand, overnight delivery service or facsimile transmitter (with confirmed receipt) to the address or facsimile number set forth on Exhibit A hereto, or to such other address as each party may designate for itself by like notice, and shall be deemed to have been given on the date deposited in the mail, if mailed, by first-class, registered or certified mail, postage prepaid, addressed as set forth on Exhibit A hereto, or to such other address as each party may designate for itself by like notice.

16.           Amendment or Waiver. This Escrow Agreement may be changed, waived, discharged or terminated only by a writing signed by the Issuer and the Escrow Agent. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

17.           Severability. To the extent any provision of this Escrow Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

18.           Governing Law. This Escrow Agreement shall be construed and interpreted in accordance with the internal laws of the State of Florida without giving effect to the conflict of laws principles thereof.

19.           Entire Agreement. This Escrow Agreement constitutes the entire agreement between the parties relating to the acceptance, collection, holding, investment and disbursement of the Escrow Funds and sets forth in their entirety the obligations and duties of the Escrow Agent with respect to the Escrow Funds.

20.           Binding Effect. All of the terms of this Escrow Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the Issuer and the Escrow Agent.

21.           Execution in Counterparts. This Escrow Agreement may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement.

22.           Termination. Upon the first to occur of the disbursement of all amounts in the Escrow Funds or deposit of all amounts in the Escrow Funds into court pursuant to Section 5 or Section 8 hereof, this Escrow Agreement shall terminate and the Escrow Agent shall have no further obligation or liability whatsoever with respect to this Escrow Agreement or the Escrow Funds.

23.           Dealings. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of the Issuer and become financially interested in any transaction in which the Issuer may be interested, and contract and lend money to the Issuer and otherwise act as fully and freely as though it were not the Escrow Agent under this Escrow Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Issuer or any other entity.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed under seal as of the date first above written.

ISSUER:

REBUILD MIAMI-EDGEWATER, LLC

By:	Rebuild Miami-Edgewater, LLC

By:
Name:
Title:

ESCROW AGENT:

OCEAN BANK

By:
Name:
Title:

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EXHIBIT A

1.	Definitions

“Expiration Date” means ______ __, 2018 unless extended by the Issuer.

2.	Minimum Offering. The Minimum Offering Amount is Fifteen Million Dollars ($15,000,000).

3.	Escrow Account. [Insert account information.]

4.	Escrow Agent Fees.

Acceptance Fee:	None
Annual Escrow Fee:	None
Out-of-Pocket Expenses:	None
Chargeback Fees	To be paid as and when incurred

5.	Taxpayer Identification Numbers.

Issuer:

6.	Termination and Disbursement. In the event there is any termination or failure of the offering pursuant to Section 5(c) of the Escrow Agreement, the Escrow Agent shall return as soon as practicable to the applicable Subscriber(s), by certified or bank check and by first-class mail to the address of such Subscriber indicated on the signature pages to the Offering Document, each Subscriber’s share of the Escrow Funds.

7.	Notice Addresses:

Issuer:	Escrow Agent:
Rebuild Miami-Edgewater, LLC 5101 Collins Avenue Miami Beach, Florida 33140 [Phone] [Fax] [Email]